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                                                                EXHIBIT 10.1


                            NATIONAL INSURANCE GROUP

                     CHANGE OF CONTROL SEVERANCE AGREEMENT

                               AND MUTUAL RELEASE

         This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between ____________ (the "Employee") and National Insurance Group, a California corporation (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

                                R E C I T A L S

         A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company and/or its Compensation Committee, as appropriate (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

         B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

         C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

         D.      Certain capitalized terms used in the Agreement are defined in
Section 5 below.

         The parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall terminate two years following the Effective Date, unless a Change of Control has occurred as of such time, in which case this Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

         2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at- will, as defined under applicable law and in the agreements in effect between the parties hereto. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee
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shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement together with, or as may otherwise be available in accordance with, the Company's established employee plans and practices.

         3.      Severance Benefits.

                 (a) Termination Following A Change of Control. If the Employee's employment terminates at any time on the date of or within twelve
(12) months following a Change of Control, then, subject to Section 3, the Employee shall receive the following severance benefits:

                            (i)   Voluntary Termination for Good Reason;
Involuntary Termination other than for Cause. If the Employee's employment terminates as a result of Voluntary Termination for Good Reason or as a result of involuntary termination other than for Cause, then the Employee shall receive the following severance benefits from the Company:

                                  (1)      Severance Payment.  A cash payment
(or payments) in an amount equal to one thousand two hundred percent (1200%) of the Employee's Monthly Base Pay;

                                  (2)      Cash in Lieu of Continued Employee
Benefits. Employee shall be entitled to a cash payment of $10,000, less applicable withholding, in lieu of 12 months of employer-paid COBRA benefits.

                                  (3)      Cash in Lieu of Outplacement
Counseling and Assistance. Employee shall be entitled to a cash payment of $35,000, less applicable withholding, in lieu of outplacement counseling and assistance benefits.

                                  (4)      Option Accelerated Vesting.  One
hundred percent (100%) of the unvested portion of any stock option held by the Employee shall automatically be accelerated in full so as to become completely vested.

                                  (5)      Extension of Post-Termination
Exercise Period of Stock Options. The stock options held by Employee shall become exercisable for a period of two years following the date of Employee's termination of employment with the Company.


                 (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee (i) if Employee's termination occurs upon the date of a Change of Control, by certified cashier's check delivered to Employee on the date of such Change of Control, (ii) if Employee's termination occurs after the date of a Change of Control, by certified cashier's check not later than five (5) calendar days after the date of termination of Employee's employment. If Employee should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid to Employee's designated beneficiary, if living, or otherwise to the personal representative of Employee's estate.




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                 (c)      Voluntary Resignation; Termination For Cause.  If the
Employee's employment terminates by reason of the Employee's voluntary resignation other than upon a Voluntary Termination for Good Reason or if the Employee is involuntarily terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

                 (d) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

                 (e) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

         4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 3(a)(i) shall be reduced and delivered to Employee only as to such extent as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by the firm who, as of the date immediately prior to the Change of Control, acts as the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

         5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                 (a)      Monthly Base Pay.   "Monthly Base Pay" shall mean all
base straight-time gross earnings, exclusive of payments for overtime, shift premiums, incentive compensation, incentive





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payments, bonuses, commissions or other compensation, for the last full calendar month preceding the Effective Date.

                 (b) Cause. "Cause" shall mean (i) any act of dishonesty taken by the Employee in connection with the Employee's service with the Company and intended to result in substantial gain or personal enrichment of the Employee, (ii) persistent failure or inability to perform the duties and obligations of Employee's employment which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from Company, (iii) conviction of Employee of an illegal act with respect to his or her employment by the Company.

                 (c) Change of Control. "Change of Control" shall mean the occurrence of either of the following events:

                          (i)   The shareholders of the Company elect members
of the Board of Directors such that three or more "Incumbent Directors" no longer serve as Board members. For this purpose, "Incumbent Directors" shall mean the Board of Directors as constituted on May 21, 1996; or

                            (ii)   The shareholders of the Company elect the
slate of directors nominated for election in the proxy statement of the Company distributed to the Company's shareholders in June 1996; or

                            (iii)  The shareholders of the Company approve a
merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                 (d) Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

                 (e) Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean a voluntary termination of employment initiated by Employee due to (i) any





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reason or no reason during the period commencing immediately on the date of a
Change of Control and ending thirty (30) days following the date of a Change of Control, (ii) a reduction by the Company in the Monthly Base Pay of Employee as in effect immediately prior to such reduction, except when a reduction in Monthly Base Pay is implemented for a majority of the Company's employees; (ii) without the Employee's express written consent, the Company requires the Employee to change the location of his or her job or office, so that he or she will be based at a location more than thirty-five (35) miles from the location of his job or office immediately prior to the Change of Control; (iii) the cost to the Company of Company-provided benefits to Employee, taken as a whole, under plans, arrangements policies and procedures, materially decreases below the cost of the Company-provided benefits to Employee immediately prior to the Change of Control, or the cost to the Employee of such benefits materially increases above the cost to the Employee immediately prior to the Change of Control. However, if such decrease or increase results either from the Company's good faith exercise of business judgment, a decrease that is implemented affecting the majority of Company's employees, or in response to changes in federal or state law, such decrease or increase shall not constitute Involuntary Termination; (iv) the significant reduction of the Employee's duties and responsibilities, relative to the Employee's duties and responsibilities as in effect immediately prior to such reduction; (v) a successor company fails or refuses to assume the Company's obligations under this Agreement.

         6.      Successors.

                 (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

                 (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         7.      Notice.

                 (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.





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                 (b)      Notice of Termination.  Any termination by the
Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

         8.      Mutual Release of Claims.

                 (a) Release by Employee. In exchange for the payment to Employee of Severance Benefits and for the consideration provided in Section 3 above, the adequacy of which is hereby acknowledged, Employee,for himself and his heirs, executors, administrators, successors, assigns and legal representatives, hereby fully releases and forever discharges the Company, its current and future affiliate and parent companies, and individually and collectively, personally and professionally, the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors, assigns, and all other persons or entities connected with the Company and its current and future affiliate and parent companies, from any and all claims, demands, deficiencies, levies, assessments, executions, costs, expenses, damages, liabilities, debts, rights, contracts, losses, obligations, actions, inactions, causes of action, attorney's fees and benefits, of any kind or character whatsoever (collectively "Claims"), arising in law or in equity, as a shareholder, director, officer, or executive, whether known or unknown, suspected or unsuspected, directly or indirectly, that he has ever had, now has or may now have against them, and/or any of them, including, without limitation, all Claims directly or indirectly related to or arising out of Executive's employment as an executive and officer of the Company and/or the termination of that employment or possession of shares of stock, whether arising in tort or contract, including, without limitation, any Claims for breach of express or implied contract, for further monetary compensation by way of additional salary and/or bonus allegedly due him by reason of that employment, and/or all other Claims, based on common law, federal and/or state statute, including, without limitation, Claims arising under Age Discrimination in Employment Act (29 U.S.C Section 621, et seq.).

         This release shall not relieve or limit the Company's obligation to indemnify Executive in accordance with California Corporations Code section 317, as may be amended, modified, superseded or replaced from time to time, the Bylaws of the Company, or the written Indemnity Agreement between the Company and Executive, as such Bylaws or Indemnity Agreement may from time to time be amended by the Shareholders of the Company, for claims or actions filed against Executive which are indemnified pursuant to any of the foregoing. This Release shall not relieve or limit the provisions of indemnity, defense, insurance, costs or any other coverages or benefits by any insurance company or facility to any of the officers, directors or employees of the Company, including Executive. Nothing herein shall broaden, modify, extend or in any manner change or alter the benefits provided





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by the Company's life, health, medical, vision and/or disability insurances, and/or any termination thereof.

         Executive further understands and expressly agrees that this Agreement specifically extends to all Claims, whether known or unknown, and he expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
                          THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Company acknowledges that this release does not relieve it of any or all of its post-termination-of-employment obligations to Executive.

         (b) Release by the Company. The Company, for itself, and its current and future affiliate and parent companies, and the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors and assigns, hereby releases and forever discharges Executive, his heirs, executors, administrators, successors, assigns and legal representatives, from all Claims, arising in law or in equity, whether known or unknown, suspected or unsuspected, directly or indirectly, that the Company has ever had, now has or may now have against Executive for any action, inaction, error or omission as an officer and/or employee of the Company, including, without limitation, all Claims directly or indirectly related to or arising out of Executive's employment by the Company as an officer and executive and/or the termination of that employment, whether arising in tort or contract. The Company acknowledges that after signing this Agreement, it will not be able to bring suit against Executive based on any of the Claims being released hereunder. The Company further understands and expressly agrees that this Agreement specifically extends to all Claims, whether known or unknown, and it expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
                          THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Executive acknowledges that the release does not relieve him of any or all of his post-termination-of employment obligations set forth herein and in the Proprietary Information Agreement.

         (c) Covenant Not to Sue. Executive represents that he has not filed any complaints, claims and/or actions against the Company, its officers, agents, directors, supervisors, employees and/or representatives with any state, federal, or local agency or court. The Company represents that





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it has not filed any complaints, claims and/or actions against Executive with any state, federal, or local agency or court. The Company and Executive each covenant and agree that they will not bring, commence, institute, maintain, prosecute or voluntarily aid any action at law or proceeding in equity, or otherwise prosecute or sue the other party, either affirmatively or by way of cross-complaint, defense or counterclaim or in any other manner, or at all, on any alleged Claims being released hereunder. In the event of any breach of this Section 8(c), a cause of action shall be deemed to have accrued immediately upon the commencement of any action or other proceeding described herein, and in such event, this Agreement may be pled as a full and complete defense thereto, as the basis for abatement of or injunction against said action or other proceeding, and as a basis of a cross complaint for damages therein.

         (d)     Executive's Representations.

                 (i) Executive agrees that the payments and benefits described in this Agreement shall constitute the entire amount of financial and other consideration provided to him under this Agreement and that he will not seek, and shall not be entitled to seek, any further compensation for any other claimed damage, costs and/or attorneys' fees in connection with the matters encompassed in this Agreement.

                 (ii) Executive acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement and/or the tax treatment of this Agreement. Executive agrees to pay federal and/or state taxes, if any, which are required by law to be paid with respect to this settlement. Subject to the Company's compliance with the provisions of this Agreement, Executive further agrees to indemnify and hold the Company harmless from and against Claims, deficiencies, levies, assessments and/or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal and/or state tax laws, and any costs, expenses and/or damages sustained by the Company by reason of any such claims, including, without limitation, any amounts paid by the Company as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest and/or otherwise.

                 (iii) Executive agrees that, unless otherwise agreed upon by the parties in writing, he will not seek nor accept employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by him, and not hire him, and that Executive shall have no cause of action against the Company arising out of any such rejection.

                 (iv) Executive acknowledges that the Company has specifically advised him to consult with an attorney in order to review this Agreement and advise Executive of his rights concerning it, and that he has had the opportunity to do so. Executive further acknowledges that the Company has further advised him that he and his current spouse have twenty-one (21) days from the date this Agreement was originally presented to Executive and his spouse in which to consider





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whether to sign it, and should they choose to sign it, they will be given seven
(7) additional days from the date they have both signed it in which to revoke it and that this Agreement shall not become effective or enforceable until the revocation period has expired. The Effective Date of this Release shall be the eighth day following its execution by Executive and his spouse provided that the Release has not been revoked by either of them. Any revocation must be in writing and received by the Company's General Counsel at the General Counsel's office on or before the seventh day following execution of this Release in order for the revocation to be valid.

                 (v) Executive expressly acknowledges and warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing in order to have the terms and conditions of this Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those set forth herein; that he understands he is giving up legal rights by signing this Agreement; and that he is executing it voluntarily, free of any duress or coercion, after due deliberation and with a full understanding of what it means to do so.

                 (vi) Executive understands that rights or claims under the Age Discrimination in Employment Act (29 U.S.C Section 621, et seq.) that may arise after the date this Agreement is executed are not waived.

                 (vii) Executive represents and warrants that he has not assigned, transferred, sold, hypothecated, mortgaged, rented, leased, joint ventured, encumbered, converted or in any other way conveyed, in whole or in part, any of the Claims released by him herein.

          9.     Miscellaneous Provisions.

                 (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                 (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                 (c) Entire Agreement. This Agreement, together with the Employment Agreement (if any), other valid written agreements between a duly authorized officer of the Company and Employee, the By-Laws of the Company and the Company's personnel policy and procedures manual (to the extent such other agreements and documents are not inconsistent





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
herewith) constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof.

                 (d) No Oral Agreements. This Agreement may not be orally amended, and may only be amended in a writing signed by the parties hereto.

                 (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                 (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                 (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                 (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.





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         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                                         NATIONAL INSURANCE GROUP

                                           By:
                                              ----------------------------

                                           Title:
                                                 -------------------------

                                           Date:

EMPLOYEE
                                           -------------------------------


                                           Date:






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
                      SCHEDULE OF EMPLOYEES ENTERING INTO
                     CHANGE OF CONTROL SEVERANCE AGREEMENT
                               AND MUTUAL RELEASE



NAME                Title                                           Date
- ----                -----                                           ----

Paulette J. Taylor  Executive Vice President and General Counsel   July 10, 1996

Roger A. Conley     Executive Vice President                       July 10, 1996

Kevin C. Eichler    Executive Vice President and                   July 26, 1996
                      Chief Financial Officer